Exhibit 21.1

List of Subsidiaries of The Smith & Wollensky Restaurant Group, Inc.:

Atlantic & Pacific Grill Associates, L.L.C.

La Cite Associates, L.L.C.

The Manhattan Ocean Club Associates, L.L.C. DBA Quality Meats

MOC D.C., L.L.C.

MOC of Miami, LLC

Mrs. Parks Sub, L.L.C.

New York RGI Sub, L.L.C.

Parade 59 Restaurant, LLC

Restaurant Group Management Services, L.L.C.

S&W of Boston, L.L.C.

S&W Chicago, L.L.C.

S&W D.C., L.L.C.

S&W of Miami, L.L.C.

S&W of Las Vegas, L.L.C.

S&W New Orleans, L.L.C.

S&W of Philadelphia, L.L.C.

Smith & Wollensky of Ohio, LLC

S&W of Dallas LLC

Dallas S&W, L.P.

Smith & Wollensky of Houston LLC

Houston S&W, L.P.

Smith & Wollensky of America LLC